Exhibit 99.1

NEWS RELEASE
Contacts:	BIO-key International, Inc. Scott Mahnken 732-359-1113

BIO-key® International, Inc. Reports
Q4 2011 and Preliminary First Quarter 2012 Financial Results

Wall, NJ, April 16, 2012 – BIO-key International, Inc. (OTCBB: BKYI.OB), a global leader in fingerprint biometric identification solutions and advanced mobile identification technology, today reported financial results for the full year and fourth quarter ended December 31, 2011 and preliminary first quarter 2012 results.

Total revenue for the three months ended December 31, 2011 was approximately $545,000, representing a decrease of 3% from the $565,000 reported for the quarter ended December 31, 2010. There was an increase in the service revenues related to custom software and for maintenance and support contracts, which was driven by a mix of new accounts and renewed maintenance agreements from existing customers. The increase was offset by a decrease of core license revenue.

BIO-key’s gross margin for the fourth quarter of 2011 was 65% compared to 75% for the same period in 2010, due to costs associated with the custom software revenue. Operating expenses for the fourth quarter of 2011 increased 44%, primarily attributable to the increase of our reserve for doubtful accounts of $386,000 due to a contract whose payments are behind schedule, to approximately $1,324,000 compared to $921,000 in the comparable quarter ended December 31, 2010. Operating loss for the fourth quarter of 2011 was ($970,590), compared to operating loss of ($495,078) reported in the quarter ended December 31, 2010.

Net loss for the three months ended December 31, 2011 was ($1,003,286) compared to net loss of ($598,322) for the comparable period in 2010.  Net loss for the 2010 period included approximately $88,000 in income related to derivative and fair value adjustments that were no longer relevant in 2011.

“Our business performance year-over-year was basically flat; however late in the fourth quarter, we saw an increase in the adoption rate of our technology, which is reflected in our first quarter 2012 preliminary results,” stated Mike DePasquale, BIO-key’s CEO.   Large technology companies such as IBM and AT&T have publicly stated that passwords no longer meet today’s security requirements and that biometrics will replace them for authentication and secure access to important information.  “Our partners are starting to sell biometric technology as part of their standard product offering and our secure, convenient fingerprint option is being selected more frequently than ever before.  By refining our sales strategy and increasing our sales headcount in the first quarter of 2012, we are well-positioned to support our partners in selling BIO-key fingerprint technology in greater volumes which we believe will lead to more consistent  revenue growth  and profitability going forward,” said DePasquale.

According to market research conducted by RNCOS, the biometric industry is forecasted to grow at a rate of 21% through 2014.  Today, the majority of the opportunities for biometric technology are within the healthcare industry and government agencies.   “There’s a noticeable shift in awareness.  This is driven by a need for stronger security, compliance and convenience,” said Scott Mahnken VP Marketing.  “We’re seeing an increase in inquiries and our outbound contact team is seeing increasing acceptance when introducing the technology,” added Mahnken

Fiscal Year Comparisons

Total revenue for the fiscal year ended December 30, 2011 was $3.5 million representing less than 1% decrease from the $3.5 million reported for the same period in 2010.  Although the revenue amounts are similar, the product mix varied with an increase in third party hardware revenue to approximately $926,000, license revenue of $1.6 million and service revenue of $848,000 for the fiscal year ended December, 2011, compared with third party hardware revenue of approximately $569,000, license revenue of $2.4 million and service revenue of $440,000 for the same period in 2010.

Gross margin for the fiscal year ended December 31, 2011 was approximately $2.7 million, representing a 9% decrease from the same period in 2010 of approximately $3.0 million. Operating expenses for 2011 remained flat to approximately $4,153,000 compared to $4,161,000 in the comparable period ended December 31, 2010. The decline in operating expenses were primarily related to lower legal, accounting and referral fee expenses, offset by an increase in R&D expenses and reserve for doubtful accounts. Operating loss for the fiscal year ended December 31, 2011 was approximately ($1,455.000) compared to an operating loss of ($1,200,000) reported for the same period in 2010.

Net loss for the fiscal year of 2011 was approximately ($1,898,000) compared to net loss of ($307,000) for the comparable period in 2010.  Net loss for the 2010 period included approximately $1,020,000 in income related to derivative and fair value adjustments and $343,000 in income from discontinued operations, both no longer applicable in 2011.

Liquidity and Capital Resources

Consolidated cash, cash equivalents and accounts receivables totaled over $630,000 on December 31, 2011, compared to $1.4 million as of December 31, 2010.

Highlights for FY 2011 included the following:

•	Purchase Orders for continued product roll-outs at the Cleveland Clinic, Genesis Health Systems, Dayton Children’s Hospital, Robinson Memorial Hospital, McKesson, Allscripts, MedFlow and LexisNexis.

•
Initial delivery of a multi-million dollar contract to utilize BIO-key’s software for a large scale identity project which includes fingerprinting and registering the entire population of mobility users in an as-yet unnamed foreign country.  The majority of the project is expected to be delivered in the first half of 2012.

•
Nationwide Children’s Hospital, one of the largest pediatric hospitals and research institutes in the U.S. implemented Phase 2 of the installation of BIO-key software; expanding the footprint from 300 to 2,500 finger print readers and expanding from 1650 to 6500 users.  Part of the expansion includes future deployment at Nationwide Children’s new state of the art facility.

•
Dayton Children's has a staff of over 350 physicians and 1,300 employees and volunteers.  During Q2 Dayton Children’s in Ohio contracted with BIO-key to deploy strong identification and authentication for their staff members to comply with Ohio Board of Pharmacy Positive ID requirements inside their Epic deployment.

•	Announced an agreement with Robinson Memorial Hospital to include our biometric software along with Allscripts Sunrise Clinical Manager.

•
Launched a new program with OEM partner Softex to integrate BIO-key’s algorithm within Softex software to provide fingerprint sign on and authentication for 10,000 retail employees of a major wireless telecommunications company.

•	Signed two new customers through Davisco, a real-time data collection and reporting company for workplace management functionality, servicing Fortune 500 companies and large government agencies.

•	Executed an OEM agreement with Oracle to include BIO-key software as the exclusive biometric solution in the release of Oracle’s new UAM product.

First Quarter 2012 Preliminary Results

BIO-key’s preliminary revenue results for the first quarter of 2012 are currently expected to be in the range of $1.3 million to $1.4 million, and the Company is projecting to be profitable.  These first quarter results are preliminary and subject to completion and review of BIO-key’s 2012 first quarter financial statements in conjunction with the company’s 2012 first quarter Form 10-Q filing.  BIO-key currently plans to announce final results for the first quarter on or before May 16, 2012.

Highlights for the first quarter 2012 included the following:

•
Awarded a contract to provide fingerprint  technology for the Provincial Government of British Columbia Department of Corrections.  The solution will be utilized by inmates and staff to access and track various applications including inmate records and personal services.

•
Secured agreement to provide biometric technology to a large blood center servicing over 1 million donors.  BIO-key now  supports  four of the largest independent blood centers in US with our TruDonor  ID solution

•	Attended the IBM Pulse Event March 4-7th 2012. Pulse is the largest annual gathering of IBM resellers in the United States

•	Attended HIMSS Conference Feb 20-24th 2012. The Health Information Management Systems Society is dedicated to promoting a better understanding of health information systems technology.

Conference Call Details

BIO-key has scheduled a call for Monday, April 16th, at 10:00 a.m. Eastern Time to discuss 2011 fourth quarter results and preliminary first quarter 2012 results.  To access the conference call live, dial 800-860-2442 (U.S.) or 412-858-4600 (International) and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through May 16, 2012 and may be accessed by dialing 877-344-7529 (U.S.) 412-317-0088 (International) and using the pass code 10012270#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key
BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.